FOR IMMEDIATE RELEASE

April 13, 2010

Contact Investor Relations:

William McKay, Chief Executive Officer
626-755-1211
wrmckay@gmail.com

Trans-Pacific Aerospace Company, Inc. Affiliate Opens Production Facility in China; Accelerates Development Programs, as China Expands Fleet

SAN JUAN CAPISTRANO, CA—April 13, 2010 -- Trans-Pacific Aerospace Company, Inc. (OTC BB: TPAC.OB) announced today that Godfrey (China) Ltd. (of which Trans-Pacific owns 25%) has opened a production facility, with assembly machinery and equipment in place, in China.  The facility is located in Zhongshan, Guangdong.

“The opening of the Zhongshan facility is a successful first step in accelerating our development programs to meet anticipated demand from China’s expanding domestic airlines,” said Bill McKay, Trans-Pacific’s CEO.  McKay added, “[Our] engineering and production crew are working to get us into and through the qualification phase as quickly as possible.”

The Zhongshan facility, located in close proximity to Hong Kong and Guangzhou would be the first facility in China qualified for the production of SAE-AS81820, SAE-AS81934 and SAE-As81935 spherical bearings, bushings and rod end bearings, components used extensively in commercial aircraft.  McKay stated, “Once qualified, we will be placed on the Qualified Producers List, allowing all Chinese and international airframe manufacturers, sub-tier suppliers, MRO facilities, airlines and distributors to purchase our parts.  We expect that the Zhongshan facility will provide our customers with competitive prices and deliveries and superior products.”

“We currently anticipate entering the qualification phase in the second quarter of calendar 2010 and obtaining qualification in the third quarter of calendar 2010.  Our current schedule would enable us to commence commercial deliveries in late calendar 2010 or early 2011,” said McKay,  “and we continue to develop supply chain ties within China to provide us delivery of superior quality components, manufactured to exacting standards, using US manufactured raw material and produced within very short lead times.”

Trans-Pacific Aerospace Company plans to use its proprietary aerospace bearing technologies to manufacture and sell component parts for both new commercial aircraft and spares for the existing commercial fleet, initially through a joint venture in China. The component parts are referred to as self-lubricating spherical bearings, and they help with several flight critical tasks including aircraft flight controls and landing gears.

Information About Forward-Looking Statements

This press release contains or incorporates by reference “forward-looking statements” including certain information with respect to plans and strategies of Trans-Pacific Aerospace Company, Inc..  For this purpose, any statements contained herein or incorporated herein by references that are not statements of historical fact may be deemed forward looking statements.  Without limiting the foregoing, the words “believes,” “suggests,” “anticipates,” “plans,” “expects,” and similar expressions are intended to identify forward looking statements.  There are a number of events or actual results of Trans-Pacific Aerospace Company, Inc. operations that could differ materially from those indicated by such forward-looking statements.

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